Exhibit 15

May 8, 2009

Southern Copper Corporation

11811 North Tatum Blvd, Suite 2500

Phoenix, AZ 85028

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Southern Copper Corporation and subsidiaries for the period ended March 31, 2009, as indicated in our report dated May 8, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is incorporated by reference in Registration Statement No. 333-150982 on Form S-8.

We also are aware that the aforementioned report, pursuant Rule 436(c) under the Security Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza S.C.

Member of Deloitte Touche Tohmatsu

CPC Arturo Vargas Arellano

Mexico, D.F.